UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                  June 14, 2004

                          ENERGY CORPORATION OF AMERICA
                           A West Virginia Corporation

                       Commission File No.:  333-29001-01
                        IRS Employer ID No.:  84-1235822

                      4643 South Ulster Street, Suite 1100
                                Denver, CO  80237
                                 (303) 694-2667


               ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

     As  previously  reported,  on  July 10, 2002, Energy Corporation of America
("ECA") entered into a $50 million revolving Credit Agreement with Foothill Capital Corporation, now Wells Fargo Foothill, Inc. ("Foothill"). ECA and Foothill have entered into an Amended and Restated Credit Agreement dated June 10, 2004 (the "Restated Credit Agreement"). Foothill will also serve as Arranger and Administrative Agent for any future lenders that become a party to the Agreement. The Restated Credit Agreement provides for a $50 million revolving loan and a $50 million term loan. Depending on its level of borrowing under the Restated Credit Agreement, the applicable interest rates for base rate loans are based on Wells Fargo's prime rate plus 0.250% to 0.75%. ECA has the ability under the Restated Credit Agreement to designate certain loans as Libor Rate Loans at interest rates based upon the rate at which dollar deposits are offered to major banks in the London interbank market plus 2.25% to 2.75%. The Restated Credit Agreement expires on July 10, 2008. ECA is currently working with Foothill and others to fulfill the conditions to funding as set forth in the Restated Credit Agreement including execution and recordation of the necessary security documents.

     The obligations under the Restated Credit Agreement are secured by a portion of the assets of Eastern American Energy Corporation and Allegheny & Western Energy Corporation, each of which is a subsidiary of ECA. The Restated Credit Agreement, among other things, restricts the ability of ECA and its subsidiaries to incur new debt, grant additional security interests in its collateral, engage in certain merger or reorganization activities, or dispose of certain assets. Upon the occurrence of an event of default, the lenders may terminate the Restated Credit Agreement and declare all obligations thereunder immediately due and payable.

     The Restated Credit Agreement is attached to this Current Report on Form 8-K as Exhibit 10.42 and the information contained within the Restated Credit Agreement is incorporated herein by reference.


                   ITEM 7:  FINANCIAL STATEMENTS AND EXHIBITS

(c)  EXHIBITS

10.42 Amended and Restated Credit Agreement, dated as of June 10, 2004, between and among Energy Corporation of American and Wells Fargo Foothill Inc., as the Arranger and Administrative Agent for the Lenders, without the exhibits thereto.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        ENERGY  CORPORATION  OF  AMERICA


                            By:                /s/  Michael  S.  Fletcher
                                     ----------------------------------------
                            Name:     Michael  S.  Fletcher
                            Title:    Chief  Financial  Officer


Dated:     June  14,  2004